Exhibit 21

Subsidiaries of the Registrant

Parent

Franklin Financial Corporation

	State or Other
	Jurisdiction of	Percentage
Subsidiaries (1)	Incorporation	Ownership

Franklin Federal Savings Bank	United States	100%
Franklin Service Corporation (2)	Virginia	100%
Reality Holdings LLC (2) (3)	Virginia	100%
Franklin Federal Mortgage Holdings LLC (2)	Virginia	100%

(1)   The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders included as Exhibit 13 in this Annual Report on Form 10-K.

(2)   Wholly owned subsidiary of Franklin Federal Savings Bank.

(3)   Reality Holdings LLC is the sole member of the following Virginia limited liability companies: Reality I LLC, Reality II LLC, Reality III LLC, Reality IV LLC, Reality V LLC, Reality VI LLC, Reality VII LLC, Reality VIII LLC, Reality IX LLC, and Reality X LLC.